UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2011
PAREXEL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 30, 2011, PAREXEL International Corporation (“PAREXEL”, or the “Company”), certain subsidiaries of PAREXEL, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swingline Lender and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), J.P. Morgan Securities LLC (“JPM Securities”) and HSBC Bank USA, National Association (“HSBC”), as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A. (“JPMorgan”) and HSBC, as Joint Syndication Agents, and the lenders party thereto (the “Lenders”) entered into an agreement (the “Credit Agreement”) providing for a five-year term loan and revolving credit facility in the principal amount of up to $400 million (collectively, the “Loan Amount”), plus an additional amount of up to $100 million subject to specified terms and conditions.
The loan facility available under the Credit Agreement consists of a term loan facility and a revolving credit facility. The principal amount of up to $100,000,000 of the Loan Amount is to be made available through a term loan and the principal amount of up to $300,000,000 is to be made available in a revolving credit facility. A portion of the revolving credit facility under the Loan Amount is available for swingline loans of up to a sublimit of $50 million and for the issuance of standby letters of credit up to a sublimit of $10 million.
The Credit Agreement is intended to provide funds (i) to repay outstanding amounts under PAREXEL’s existing loan arrangements, including the loans under the Company’s three short-term credit facilities with each of JPMorgan, Bank of America and KeyBank National Association (“KeyBank”)(collectively, the “2010 Credit Facilities”) and the credit facility agreement dated as of August 14, 2008, as amended, by and among the Company, certain subsidiaries of the Company, JPMorgan, as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, KeyBank, as Syndication Agent, HSBC, RBS Citizens, N.A. and Fifth Third Bank, as Co-Documentation Agents, and the lenders party thereto (the “2008 Credit Facility”), (ii) for stock repurchases and (iii) for other general corporate purposes of PAREXEL and its subsidiaries, including acquisitions.
Borrowings (other than swingline loans) made under the Credit Agreement bear interest, at PAREXEL’s determination, at a rate based on either LIBOR plus a margin (not to exceed a per annum rate of 1.750%) based on a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”) or based on the highest of (a) prime, (b) the federal funds rate plus 50 basis points, and (c) the one month LIBOR rate plus 100 basis points (such highest rate, the “Alternate Base Rate”), plus a margin (not to exceed a per annum rate of 0.750%) based on the Leverage Ratio. Swingline loans in U.S. dollars bear interest calculated at the Alternate Base Rate plus a margin (not to exceed a per annum rate of 0.750%). Loans outstanding under the Loan Agreement may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions contained in the Credit Agreement. The Credit Agreement terminates and any outstanding loans under it mature on June 30, 2016.
On June 30, 2011, the Company drew down $245.0 million under the Credit Agreement, which amount consisted of the full available principal amount of $100 million under the term loan facility of the Credit Agreement, and $145.0 million of principal borrowed under the revolving credit facility of the Credit Agreement. The proceeds of the borrowing were used to repay indebtedness of PAREXEL owed under the 2010 Credit Facilities and the 2008 Credit Facility.
Repayment of the principal borrowed under the revolving credit facility (other than a swingline loan) is due on June 30, 2016. Repayment of principal borrowed under the term loan facility is as follows, with the final payment of all amounts outstanding, plus accrued interest, being due on June 30, 2016:

•	5% of principal borrowed must be repaid by June 30, 2012;

•	5% of principal borrowed must be repaid during the one-year period from July 1, 2012 to June 30, 2013;

•	10% of principal borrowed must be repaid during the one-year period from July 1, 2013 to June 30, 2014;

•	20% of principal borrowed must be repaid during the one-year period from July 1, 2014 to June 30, 2015; and

•	60% of principal borrowed must be repaid during the period from July 1, 2015 to June 30, 2016.
All payments of principal on the term loan facility made during each annual period described above are required to be made in equal quarterly installments. To the extent not previously paid, all borrowings under the term loan facility must be repaid on June 30, 2016. A swingline loan under the Credit Agreement generally must be paid ten (10) business days after the loan is made.
Interest due under the revolving credit facility (other than a swingline loan) and the term loan facility must be paid quarterly for borrowings with an interest rate determined with reference to the Alternate Base Rate. Interest must be paid on the last day of the interest period selected by us for borrowings determined with reference to LIBOR; provided that for interest periods of longer than three months, interest is required to be paid every three months. Interest under swingline loans is payable when principal is required to be repaid.
The obligations of PAREXEL under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to material indebtedness, defaults relating to such matters as ERISA and judgments, and a change of control default.
The Credit Agreement contains negative covenants applicable to PAREXEL and its subsidiaries, including financial covenants requiring PAREXEL to comply with maximum leverage ratios and minimum interest coverage ratios, as well as restrictions on liens, investments, indebtedness, fundamental changes, acquisitions, dispositions of property, making specified restricted payments (including stock repurchases exceeding an agreed to percentage of consolidated net income), and transactions with affiliates.
In connection with the Credit Agreement, PAREXEL agreed to pay a commitment fee on the revolving loan commitment calculated as a percentage of the unused amount of the revolving loan commitments at a per annum rate of up to 0.400% (based on the Leverage Ratio). To the extent there are letters of credit outstanding under the Credit Agreement, PAREXEL will pay letter of credit fees plus a fronting fee and additional charges. PAREXEL agreed to pay Bank of America (i) an arrangement fee, (ii) an upfront fee and (iii) an annual agency fee. PAREXEL also agreed to pay an arrangement fee and an upfront fee to each of JPMorgan and HSBC. PAREXEL also agreed to pay an upfront fee to each of the other Lenders.
PAREXEL has banking relationships with each of Bank of America, JPMorgan and HSBC, and from time to time may have banking relationships with other parties to the Credit Agreement.
The Company currently has $245.0 million in principal amount of debt outstanding under the Credit Agreement, including the full available principal amount of $100 million under the term loan facility and

$145.0 million of principal borrowed under the revolving credit facility. As of July 6, 2011, the Company had remaining borrowing availability of approximately $155.0 million under the revolving credit facility of the Credit Agreement.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 30, 2011, among PAREXEL, certain subsidiaries of PAREXEL, Bank of America, as Administrative Agent, Swingline Lender and L/C Issuer, MLPFS, JPM Securities and HSBC, as Joint Lead Arrangers and Joint Book Managers, JPMorgan and HSBC, as Joint Syndication Agents, and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAREXEL International Corporation
Date: July 7, 2011	By:	/s/ James F. Winschel, Jr.
		Name:	James F. Winschel, Jr.
		Title:	Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 30, 2011, among PAREXEL, certain subsidiaries of PAREXEL, Bank of America, as Administrative Agent, Swingline Lender and L/C Issuer, MLPFS, JPM Securities and HSBC, as Joint Lead Arrangers and Joint Book Managers, JPMorgan and HSBC, as Joint Syndication Agents, and the lenders party thereto.